Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Plan Administrator and Plan Participants
Publix Super Markets, Inc.
401(k) SMART Plan:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated June 25, 2021, with respect to the statements of net assets available for plan benefits of the Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2020 and 2019, the related statements of changes in net assets available for plan benefits for the years then ended, the related notes, and the supplemental schedule of Schedule H, Line 4i, Schedule of Assets (Held at End of Year) as of December 31, 2020, which report appears in the December 31, 2020 Annual Report on Form 11-K of the Publix Super Markets, Inc. 401(k) SMART Plan.

/s/ KPMG LLP
Tampa, Florida
June 25, 2021

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